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                                                                   EXHIBIT 12.2

                            ARCADIA FINANCIAL LTD.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

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

                                               SIX MONTHS ENDED
                                                   JUNE 30,                             YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------------------
(Dollars in thousands)                        1999        1998         1998         1997         1996         1995        1994
                                           ----------  ----------   -----------------------   ----------   ----------  ---------
COMPUTATION OF INCOME:
Income (loss) before income taxes
 and extraordinary item..................  $ 26,731    $(105,748)   $(92,476)    $ (69,663)   $  81,196     $ 41,383    $  4,331
Capitalized interest.....................       --           --          --            --           --           --          --
                                           ----------  ----------   ----------   ----------   ----------    ---------   --------
Income before income taxes and
 capitalized interest....................    26,731    $(105,748)    (92,476)      (69,663)      81,196       41,383       4,331
Fixed charges............................    28,115       26,807      53,898        43,535       26,366       17,784       5,700
                                           ----------  ---------    ----------   ----------   ----------    ---------   --------
Total income (loss) for computation......  $ 54,846    $ (78,941)   $(38,578)    $ (26,128)   $ 107,562     $ 59,167    $ 10,031
                                           ----------  ----------   ----------   ----------   ----------    ---------   --------
                                           ----------  ----------   ----------   ----------   ----------    ---------   --------
COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed representative
 of interest (a).........................  $    992    $   1,114    $  2,226     $   2,319    $   1,173     $    614    $    284
INTEREST:
Interest on long-term debt...............    23,081       23,081      46,163        33,281       21,153       15,529       4,885
Interest other than funding of purchase
 of auto loans...........................     2,829        1,399       3,083         2,968        2,836          945         116
Amortization of debt placement...........     1,213        1,213       2,426         4,967        1,204          696         415
Capitalized interest.....................       --           --          --            --           --           --          --
                                           ----------  ----------   ----------   ----------   ----------    ---------   --------
Total fixed charges......................  $ 28,115    $  26,807      53,898        43,535       26,366       17,784       5,700

Preferred Stock dividends on a
 pre-tax basis...........................       --           --          --            --         1,829        3,688       3,286
                                           ----------  ----------   ----------   ----------   ----------    ---------   --------
Total combined fixed charges and
 preferred stock dividends...............  $ 28,115    $  26,807    $ 53,898     $  43,535    $  28,195     $ 21,472    $  8,986
                                           ----------  ----------   ----------   ----------   ----------    ---------   --------
                                           ----------  ----------   ----------   ----------   ----------    ---------   --------

Ratio of earnings to combined fixed
 charges and preferred stock dividends...      1.95x         --          --            --          3.81x        2.76x       1.60x
Deficiency in earnings to combined fixed
 charges and preferred stock dividends...       --       105,748      92,476        69,633          --           --          --

ADDITIONAL INFORMATION:
Net rental expense ......................  $  2,976    $   3,341    $  6,678     $   6,957    $   3,520     $  1,842    $    861
                                           ----------  ----------   ----------   ----------   ----------    ---------   --------
                                           ----------  ----------   ----------   ----------   ----------    ---------   --------
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(a)  Portion of rental deemed representative of interest equals one third of rental expense.